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                           NORTH AMERICAN CELLULAR NETWORK
                                  SERVICES AGREEMENT



     This North American Cellular Network Services Agreement ("Agreement") is entered into this 26th day of August, 1992, by and between North American Cellular Network, Inc., a Washington corporation ("NACN"), and Dobson Cellular, Inc., an Oklahoma Corporation ("Carrier") d/b/a/ Cellular One of Enid; Cellular One of Woodward.

     In consideration of the promises and warranties made and obligations exchanged between the parties according to the term and provisions of this Agreement, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the meaning set forth below.

     AUTONOMOUS     The signalling services provided by the NACN
     CALL DELIVERY  Network by which Carrier's MSC(s) are instructed to
     SERVICES:      deliver calls directed to the cellular subscriber
                    while roaming in any Visited System which is a party to an NACN Services Agreement. Actual delivery of the voice transmission is NOT included within Call Delivery.

     CARRIER AREA   The area of cellular radio coverage within
     OR MARKET:     which all cell sites broadcast a SID which matches the SID programmed into the Carrier Subscriber Station (cellular telephone). Carrier's Market is more specifically described in Exhibit A.

     CUSTOMER       The signalling services provided by the NACN
     VALIDATION:    Network by which a Roaming Subscriber becomes listed as
                    being present in a Carrier Area and by which that Subscriber's financial accountability is established.
                    This also includes the process of establishing a Subscriber's entitlement to have the NACN Subscriber
                    Features activated on the NACN Network.

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     HOME SYSTEM:   The system which is transmitting a SID which is recognized by the Cellular Subscriber Station as the Home SID and in which the Subscriber receives service under agreement with the Carrier.

     MSC OR MOBILE  The configuration of switching and related
     SWITCHING      telecommunications equipment designed to provide
     CENTER:        radio telephone service to Subscriber operating in
                    accordance with EIA/TIA-553 "Cellular System Mobile
                    Station - Land Station Compatibility Specification,"
                    September 1989, or any successor documents directly descended therefrom.

     NACN COVERAGE  The area consisting of the combined Carrier
     AREA:          Area defined in all NACN Services Agreements.

     NACN           The feature set which is identified in the
     SUBSCRIBER     Standard Customer Interface attached hereto as
     FEATURES:      Exhibit "C", and as may be updated from time to time
                    pursuant to this Agreement

     NACN SYSTEM    A data-only network based on ANSI standard SS7
     OR NETWORK:    signalling protocol that allows for Autonomous Call
                    Delivery, Customer Validation, and NACN Subscriber Feature profile transfer. The NACN Network comprises hardware/software, transmission links, physical or intangible properties or rights possessed by NACN and all other facilities or instrumentalities utilized in providing the NACN Services. This includes, but is not limited to, the NACN STPs, leased rights to the SS7 network, certain links to Carrier MSC, links to the SS7 network, etc.

     ROAMING        A cellular subscriber whose Cellular Subscriber
     SUBSCRIBER:    Station has left its Home System and is present within a
                    Visited System.

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     VISITED        A system which is transmitting a SID which is
     SYSTEM: not recognized by the Cellular Subscriber Station as the Home SID.

     SIGNAL         An SS7 compatible switching facility which
     TRANSFER       functions as Point the first point of concentration of SS7
     POINT OR STP:  signalling messages.


2.   NACN SERVICES.

     A. NACN agrees to provide, and Carrier agrees to accept, the following services:

          (1) Autonomous Customer Validation for Carrier's Roaming Subscribers throughout the NACN Coverage Area and for subscribers of other Carriers which are parties to an NACN Services Agreement while roaming within Carrier's Market.

          (2) Autonomous Call Delivery throughout the NACN Coverage Area, unless a subscriber initiates the Roaming Do Not Disturb feature when roaming.

          (3) NACN Subscriber Features to roaming subscribers throughout the NACN Coverage Area, provided that delivery of each subscriber feature shall be limited to those approved for subscriber by the Home System.

     B. The parties understand that NACN provides only the signalling portion of the above-listed communications via the NACN Network. The NACN Network allows for customer validation, call delivery and NACN Subscriber Features transfer instructions to be provided to Home Systems and Visited Systems. Home Systems will initiate the transmission of voice communications to their Roaming Subscribers according to routes determined by Carrier or Carrier's subscriber. Visited Systems will similarly initiate transmission of voice communications by Roaming Subscribers according to routes determined by Carrier or the Roaming Subscriber.

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     C.   NACN shall operate a 24-hour-a-day, 7-day-a-week trouble line [(206)
          828-8098] which will be available to specified, authorized technical staff of Carrier in order to advise regarding technical specifications, network interference, and feature service availability and standards.

     D. NACN will provide all software, hardware, and transmission links necessary to operate the NACN Network beginning at the NACN STP and linking all STPs in the NACN network. The precise point of demarkation between NACN and Carrier property is as described on Exhibit 'B'. Such hardware/software or transmission links may be purchased or leased by NACN at its sole discretion, and shall be operated and maintained in a manner which provides efficient, highquality services and which minimizes outages.

3.   CARRIER RESPONSIBILITIES AND COVENANTS.

     A. Carrier covenants that during the term of this Agreement it shall continuously provide the hardware, software, and transmission links required under this Agreement, and shall at all times remain in compliance with each of the technical, service, and feature standards established by NACN hereunder for participation in the NACN Network and use of NACN Services, as modified by NACN from time to time pursuant to this Agreement. Carrier acknowledges that its performance of each of these obligations and compliance with such standards is necessary for the efficient operation of the NACN Network and for use of NACN Services by other carriers.

     B. Carrier shall provide all software, including IS-41 Rev A, as updated from time to time, all hardware which must be installed at Carrier's MSC(s), and all transmission facilities between its MSC(s) and the nearest pair of NACN STPs necessary for Carrier to transmit and receive IS-41 messages in conformity with NACN's specifications established hereunder.

     C. All software, hardware and transmission facilities provided by Carrier shall at all times be operated and

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          maintained to provide the most efficient level of service technically feasible and to minimize transmission errors and service interruptions. Carrier specifically agrees that all software, hardware and transmission facilities provided by Carrier shall at all times remain in compliance with all technical specifications and standards adopted and promulgated by NACN from time to time pursuant to this Agreement, and shall not interfere with the operation of the NACN Network or the delivery of NACN Services to other carriers.

     D. Carrier shall, at its option, market NACN services to its subscribers. If so marketed, Carrier shall do so at its sole costs and in accordance with its own business and marketing judgment. Carrier and NACN shall not discuss or agree upon the price, if any, charged by Carrier to Carrier's subscribers for the services provided by NACN under this Agreement. Carrier covenants that NACN shall remain the exclusive provider to Carrier of Autonomous Customer Validation, Autonomous Call Delivery and NACN Subscriber Feature services for the term of this Agreement, and that Carrier shall not offer any other entity the right to offer such services on an equal access or presubscription basis except as may hereafter be specifically required by law.

     E. If necessary for the maintenance of the NACN Network, Carrier shall provide NACN access to its MSC(s), so long as NACN gives reasonable prior notice and is accompanied by an authorized technical representation of Carrier.

     F. Carrier agrees to accept from and transmit to all carriers participating in the NACN Network all IS-41 messages necessary for operation of the NACN Network and provision of Autonomous Customer Validation, Autonomous Call Delivery and NACN Subscriber Feature services in compliance with technical specifications adopted and promulgated by NACN from time to time pursuant to this Agreement.
          NACN warrants that all carriers participating in the NACN Network will be required to make this covenant.

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     G.   Carrier agrees to offer to its subscribers the "NACN Standard Customer
          Interface", attached as Exhibit "C", which includes specifications for feature codes, dialing plans, system tones and recordings, as may be updated from time to time by NACN.

     H. Carrier agrees to adhere to NACN Standard Call Barring Restrictions, attached as Exhibit "D", as may be updated from time to time by NACN.

     I. Carrier agrees to pay for NACN Network Services, under the fee schedule set forth in this Agreement, within 15 days of receiving each of NACN's invoices.

     J. All terms and conditions related to the provision of automatic roaming services among Carrier and other parties to an NACN Services Agreement shall be governed by the existing agreement between those carriers unless superseded by this Agreement, and NACN shall not, by reason of providing the services specified in this Agreement, require or cause a breach of such roaming agreement(s).

     K. Carrier agrees to maintain in good standing all FCC and state licenses or permits required for Carrier's operation of its system as a cellular telecommunications provider.

4. MODIFICATION OF SERVICES. Carrier understands and agrees that NACN may modify or upgrade the operation of the NACN Network, and the NACN Services provided thereunder, or make changes to the Standard Customer Interface, Standard Call Barring Restrictions, and other technical standards and specifications during the term of this Agreement, so long as such modification or upgrade is provided to all carriers participating in the NACN Network. Any cost of making modifications necessary at the NACN STP or between NACN STPs shall be at the sole cost and expense of NACN. Any such modifications or other reconfigurations at the MSC or for facilities linking the MSC to the STPs shall be at the sole cost and expense of Carrier.

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5.   NACN RIGHT TO TERMINATE OR WITHHOLD SERVICES.  Carrier agrees that, in addition to the remedies for breach provided for in this Agreement, NACN shall have the right, at its discretion, to terminate provision of service to Carrier, or to suspend or withhold service to Carrier, for any or all of the following reasons:

     A. TECHNICAL NON-COMPLIANCE: Carrier's failure to comply with any of the technical standards or specifications established by NACN hereunder for participation in the NACN Network and use of NACN Services, including IS-41 Rev A and subsequent revisions, as modified by NACN from time to time pursuant to this Agreement.

     B. NETWORK INTERFERENCE. Carrier's operation of its software, hardware or transmission facilities in a manner which causes unreasonable service disruption or interference with the NACN Network or the network or services of any other carrier participating in the NACN.

     C. SERVICE OR FEATURE NON-COMPLIANCE: Carrier's failure to adhere to the NACN Standard Customer Interface or the NACN Standardized Call Barring Restrictions.

     NACN shall provide reasonable prior notice of termination, suspension or withholding of service to Carrier under this Section, at no time less than twelve (12) hours, and shall cooperate with Carrier in attempting to cure any such technical, service or feature non-compliance or network interference. NACN will not terminate services under this Section unless Carrier fails to make prompt and reasonable efforts to cure any non-compliance or interference, or unless such non-compliance or interference is unreasonably repeated or would prevent NACN from providing services to other carriers participating in the NACN Network.

6. FINANCIAL RECORDS. NACN shall keep accounts and complete books and records with respect to NACN's business in accordance with generally accepted accounting principals consistently applied, showing all financial records necessary and appropriate to recording NACN's financial status.

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     The fiscal year of NACN shall be the calendar year unless otherwise designated by the NACN Board of Directors.

     Within 90 days after the end of each fiscal year, there shall be prepared by NACN and delivered to each Carrier a financial statement which shall include a balance sheet, a statement of operations, and cashflow statement, together with all supporting schedules. The annual statements shall be certified by an independent accounting firm chosen by NACN.

7. FEES. For all services provided by NACN under this Agreement, Carrier shall be charged a monthly fee equal to 12 CENTS times the number of active subscribers in Carrier's system ("Subscriber Count") as of the last day of the Carrier's billing period ("Billing Month"). NACN shall invoice Carrier for this amount no later than the 15th day of each month. This amount shall be paid by Carrier within 15 days of receiving invoice without deductions or offset of any sort whatsoever. Any payments not received by NACN by the due date shall accrue interest at the rate of 12% per annum until paid in full. Carrier agrees to instruct its billing service provider to provide NACN with verification of the Subscriber Count each month, which verification shall be received by NACN no more than 5 days after the end of Carrier's Billing Month.

     If the Subscriber Count is not received from Carrier in this time frame, NACN shall use the Carrier's previous months' Subscriber Count plus 5% for payment calculation. If Carrier disputes the calculation of the amount due, Carrier shall pay all undisputed amounts on or before the due date and shall, on or before the due date, submit a written statement setting forth the basis for its dispute of the remainder. NACN and Carrier shall make good faith efforts to resolve the dispute within 20 days of receipt of Carrier's written statement. If the dispute is not resolved by that date, the disputed amount shall be paid into a trust fund with _______________________, and the matter shall be submitted to pending arbitration. The fees charged by Carrier to its subscribers for services, whether provided pursuant to this Agreement or otherwise, shall be established independently by Carrier and without consultation with or restriction of any sort by NACN.

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     Rates for NACN Services may be modified by NACN upon 30 days' notice, not more than once in any twelve-month period, with the earliest such modification effective no earlier than May 1,1993. Rates may be modified only as necessary to reflect changes in the financial position of NACN such that revenues generated by such rates will not exceed all expenses and costs in any way incurred by or on behalf of NACN in building, maintaining, and operating the NACN Network and in providing the NACN Services.

8. TERM/TERMINATION. This Agreement shall run for an initial term of three years, commencing on the date of this Agreement. It shall automatically renew for additional successive terms of two years each, unless either party gives the other party written notice of its intent not to renew at least 90 days prior to the termination of the then-current term.

     In addition, either party may terminate its rights and obligations under this Agreement (except those which specifically survive termination) for any of the following reasons:

     A. Upon breach of the other party which is not cured or for which cure is not reasonably commenced within 30 days after notice of claimed breach;

     B. Immediately by either party, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and such interference is not eliminated within 10 days;

     C. By NACN in accordance with the provisions of Section 5 of this Agreement;

     D. By either party, in accordance with the provision of Section 10 of this Agreement.

     Upon termination of this Agreement, for any reason whatsoever, or as a result of the expiration of its term, Carrier at its sole expense shall forward a notice to all Carrier's subscribers stating the following:
     "Previously, you were provided a national call delivery service by North American Cellular Network, Incorporated. ("Carrier") has decided not

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     to continue the use of this service.  If you have any questions pertaining to this notice, please call "Customer Care."

9. MAINTENANCE, REPAIR AND OWNERSHIP. NACN shall have sole right, obligation, and authority to maintain, repair or upgrade the NACN Network and all components thereof, all of which are and remain the sole property (whether by purchase or lease or otherwise) of NACN.

     Carrier shall have sole right, obligation and authority to maintain, repair or upgrade the Carrier's System, MSC and any transmission links between the MSC and the nearest pair of NACN STPs, all of which are and remain the sole property (whether by purchase or lease or otherwise) of Carrier.

10. SERVICE INTERRUPTION. The parties agree and acknowledge that cellular telephone system operations are complex and that service interruptions may be unavoidable. NACN and Carrier shall use their best efforts to avoid unnecessary service interruption, and, where required, to work with each other to schedule necessary service interruptions so as to minimize disruptions to customers. In the event of any service interruption, the parties agree to make all reasonable efforts to restore full service at the earliest possible time. The occurrence of unnecessary interruptions of a sustained and commercially unreasonable nature shall give either party the right to terminate this Agreement under Section 8 above.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party hereby represents and warrants and covenants to the other, which representations, warranties and covenants shall survive the execution of this Agreement, as follows:

     A. It is duly organized and validly existing under the laws of the jurisdiction of its organization;

     B.   It has full power and authority to execute and perform this Agreement;

     C. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on its part and is binding and enforceable against it;

     D. The execution, delivery, and performance of this Agreement will not conflict with, result in a breach of, or cause a default under, with or without the giving of notice or the passage of time, or both, its organization agreements, or any material agreement or instrument to which it is a party or by which it or any of its property is bound, nor will it conflict with or violate any statute, law, rule, regulation, order, decree, license, permit or judgment of any court or governmental authority which is binding upon it or its property;

     E. There are no actions, suits or proceedings pending against it, or to its knowledge threatened against it, which might have a materially adverse effect upon its business, operations or financial condition or its ability to perform its obligations under this Agreement; and

     F. During the term of this Agreement each party shall (a) maintain in full force and effect all necessary federal, state and local regulatory agency authorizations; (b) timely file all requests for renewals or replacements thereof; (c) supply all such agencies with all other required information, which relate to the operation of its facilities; (d) cooperate fully with the other party in maintenance, renewal and replacement of all such necessary federal, state and local regulatory authorizations; (e) provide to the other party all necessary information and execute any and all documents necessary to accomplish the same; and (f) observe and comply with all laws, rules, regulations, ordinances, codes, orders, licenses and permits relating to its properties or applicable to its business.

12.  LIMITATION OF LIABILITY.

     A. FORCE MAJEURE. Neither of the parties hereto will be liable for nonperformance or defective or late performance of any of its obligations hereunder to the extent and for such periods of time as such

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          nonperformance, defective performance or late performance is due to reasons outside such party's control, including, without limitation, acts of God, war (declared or undeclared), acts (including failure to act) of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes, provided that prompt and thorough efforts are made by the party to cure any noncompliance, interference or outage resulting from such cause. Neither party shall be required to settle any labor dispute in any manner which is deemed by that party to be less than totally advantageous, in that party's sole discretion.

     B. EXCULPATION OF NACN. Notwithstanding any other provision of this Agreement, NACN shall not be liable for any failure or delay in its performance hereunder, or for any performance which is substandard or not in compliance with technical standards or specifications, except where such failure, delay or substandard performance is the result of intentionally wrongful acts or gross negligence on the part of NACN. In the event of such intentionally wrongful or grossly negligent acts or omissions by NACN, NACN's liability to Carrier shall be limited to the amount of any services fees paid by Carrier pursuant to this Agreement for the period of such default.

     C. NO CONSEQUENTIAL OR SPECIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES TO THE OTHER PARTY, ITS PROPERTY, OR ANY SUBSCRIBER OR CUSTOMER OF THE OTHER PARTY, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE TO OR LOSS OF REVENUES, BUSINESS OR GOODWILL, SUFFERED BY ANY PERSON OR ENTITY FOR ANY FAILURE OF PERFORMANCE HEREUNDER

          Approved: CARRIER's Initials _____ NACN's Initials _____

13. CONFIDENTIALITY/PROPRIETARY INFORMATION. Each of the parties hereto hereby covenants and agrees that, during the Term of this Agreement and thereafter, neither it, nor any of its employees, agents, officers or directors, will at any time make use of, divulge or disclose to any person, firm or corporation any trade secrets or confidential or proprietary information about the other party, its business, financial condition, operations or otherwise (including, without limitation, any information concerning the other party's subscribers, their names, addresses, or telephone numbers), whatever the source of such confidential or proprietary information. Specifically, and without limitation, Carrier acknowledges that all operational user's guides, manuals, computer application programs, written procedures or other systems documentation furnished to it by NACN is the sole property and proprietary information of NACN. This confidentiality agreement shall not apply to information which is in the public domain through no act of the party desiring to disclose.
     Information contained in documents shall be considered confidential or proprietary if it relates to information described above or the content and context of the information is indicative of a desire to maintain confidentiality, whether or not the document is specifically marked "confidential" or proprietary. Each party agrees that such confidential or proprietary information concerning the other party shall only be divulged or disclosed to its employees who have a valid business reason to know such information and then only to the extent required for the performance of such employee's duties.

     Nothing herein shall restrict the right of any party to disclose confidential or proprietary information which is ordered to be disclosed pursuant to judicial or other lawful governmental action, but only to the extent so ordered, or as otherwise required by applicable law or regulation. If either party is served with process to obtain any confidential or proprietary information or subscriber records of the other party, that party shall immediately notify the other party and permit the other party to conduct the defense against disclosure.

     Upon termination of this Agreement, each party shall return to the other all confidential and proprietary information concerning the other which exists in written form.

     Each of the parties acknowledges and confirms that any failure on its part to adhere strictly to the terms and conditions of this paragraph is likely to cause substantial and irreparable injury to the other party. Accordingly, each party confirms and agrees that, in addition to all other remedies to which the other party may be entitled under this Agreement or at law or in equity, the other party shall be entitled to specific performance and other equitable relief, including temporary and permanent injunctive relief to enforce the provisions of this paragraph.

14. TITLE OF SOFTWARE. The Services provided hereunder may require the use of computer software developed by NACN ("NACN Software"). Carrier agrees to execute a License Agreement with NACN if such NACN Software is used by Carrier. Title to any such NACN Software shall remain with NACN, and shall not pass to Carrier. No licenses, expressed or implied, under any patents, copyrights, trademarks or other proprietary rights are granted to Carrier under this Agreement.

15. TITLE OF EQUIPMENT. The parties agree and acknowledge that all equipment supplied to either from time to time for the provision of the Services shall be and remain the property of the supplying party. Both parties agree to take reasonable steps to maintain all such equipment in good repair and to keep such equipment free and clear of any and all liens and encumbrances. The parties further agree that, upon termination of this Agreement, they will return at their cost all such equipment to the supplying party. Each party shall be responsible for loss or damage to such equipment while the equipment is in their respective possession or control, reasonable wear and tear excepted.

16. ADVERTISING. Neither party shall in any manner advertise or publish the fact that the parties have an agreement regarding the Services, unless it obtains the written consent of the other (which will not be unreasonably withheld), nor may either party operate under or otherwise use the other's name or any other trade name, assumed name, service mark or trademark used by the other unless first receiving written consent of the other. Neither party shall disclose any of the terms of this Agreement to any third party except as may be required to perform hereunder without the written consent of the other, which consent will not be unreasonably withheld.

17. ATTORNEYS' FEES AND COSTS. In the event of any action at law or in equity concerning the enforcement or interpretation of the terms of this Agreement, the prevailing party shall be entitled to reimbursement for reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which it may show itself to be entitled.

18. PROTECTION OF MARKS. This Agreement grants no ownership, claim to, interest in, nor right to use the other party's service marks or trademarks. Any use of the other party's Marks must be approved in advance by that other party, comply with such license agreements as may be required by the other party from time to time in connection with participation under this Agreement, and must be in strict compliance with usage guidelines issued by that other party from time to time.

19. ADVISORY BOARD. NACN will create an advisory board made up of carriers participating in NACN. This advisory board may recommend modifications and enhancements to NACN Services,- which may be adopted, in whole or in part, by management of NACN at its discretion. Carrier is entitled to vote(s) on the NACN advisory board, which is its pro rata share based on the percentage of Carrier customers, as compared to the total customers in all systems executing NACN services agreements. NACN will provide Carrier with notice of its vote(s) on the advisory board each January, based on a yearend Subscriber Count.

20. NO JOINT VENTURE. Nothing in this Agreement is intended, or shall be construed, to create a joint venture, partnership or other common business entity as among NACN and Carrier. This Agreement is not intended, nor shall it be construed, to make NACN the agent of Carrier, nor Carrier the agent of NACN. Neither of the parties shall have the authority to bind or commit the other party in any respect or to accept legal process on behalf of the other party. Nothing herein gives Carrier or NACN claim to the subscribers of the other or to revenues of the other derived from its respective system. Both parties shall be solely responsible for the operation of its systems or businesses, including but not limited to payment of wages, benefits, taxes for employees and sales or income taxes.

21. GOVERNMENTAL APPROVAL. The performance of any obligations of any party hereunder, or the exercise of any rights hereunder by any party hereto that may require FCC or other governmental authority approval, shall be subject to obtaining such approval. Both parties agree to take no action under this Agreement which may place the other party in non-compliance with known and applicable government regulations.

22. NOTICES. All notices required by or to be given pursuant to the terms of this Agreement shall be sent:

          If to NACN:

                    NACN, Inc.
                    5400 Carillon Point
                    Kirkland, Washington 98033
                    Attn: General Manager

          with a copy to:

                    Jennifer Marsh, Esq.
                    General Counsel - National Operations
                    McCaw Cellular Communications, Inc.
                    5400 Carillon Point
                    Kirkland, WA 98033


          If to Carrier:

                    Dobson Cellular, Inc.
                    13439 North Broadway, Suite 100
                    Oklahoma City, OK 73114
                    Attn: Verland Brewster

          with a copy to:

                    Everett Dobson
                    Dobson Cellular Systems, Inc.
                    13439 N. Broadway Ext.
                    Oklahoma City, OK 73114

     The parties may change these names or addresses from time to time by giving notice as provided in this Section. Notice shall be effective on the earlier of (a) the date of actual receipt, or
     (b) two days after the date of mailing, if sent by certified or registered mail.

23. GOVERNING LAW. This Agreement shall be construed under and in accordance with the Laws of the State of Washington.

24. ASSIGNMENT. This Agreement and the duties and obligations hereunder may not be assigned by either party without the express written consent of the other party and an agreement by the assignee to be fully bound by the terms and conditions hereof; provided, however, that such consent will not be unreasonably withheld.

25. NO THIRD-PARTY BENEFICIARY. This Agreement is not intended, nor shall it be construed, to create or convert any right in or upon any person or entity not a party to this Agreement.

26. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement.

27. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held by any arbitration tribunal or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions were deleted, and replaced with enforceable provisions, which as nearly as possible, give effect to the intent of such invalid, illegal or unenforceable provisions.

28. ENTIRE AGREEMENT. This Agreement, along with any Exhibits and/or Schedules attached hereto, constitutes the sole and only agreement of the parties with respect to the Services and supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter. The parties agree that the terms of this and the Exhibits or Schedules attached hereto constitute the final written expression of all of the terms and conditions of this Agreement and are a complete and exclusive statement of those terms and conditions. In the event another form or invoice is used for provision of the Services and such form or invoice contains terms or conditions different from those set forth herein, the parties agree that the language of this Agreement shall control.

29. EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION COMPLIANCE. NACN expressly agrees not to discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, or handicap.

30. SECTION HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted for convenience of reference only and are not [rest is illegible].


                                  NORTH AMERICAN CELLULAR NETWORK, INC.


                                  By     /s/ JOHN MULHER
                                    -----------------------------------

                                  Date:  7/9/92

                                      EXHIBIT A

                         Definition of Carrier Area or Market

Oklahoma RSA #2        -                     Market 597
Enid, OK MSA           -                     Market #302

Amendment includes the following:

Kansas RSA #5          -                     Market #432
Missouri RSA #1        -                     Market #504
Missouri RSA #2        -                     Market #505
Missouri RSA #4        -                     Market #507
Missouri RSA #5        -                     Market #508 (LINN COUNTY ONLY)

Maryland RSA #2        -                     Market #468
Maryland RSA #3        -                     Market #469
Hagerstown, MD MSA     -                     Market #257
Cumberland, MD MSA     -                     Market #269
Pennsylvania RSA 10-W  -                     Market #621 (BEDFORD COUNTY ONLY)


NORTH AMERICAN CELLULAR NETWORK, INC.


By:        /s/ JOHN MULHER
   ----------------------------------
Date:  2/13/97


and


DOBSON CELLULAR SYSTEMS, INC. d/b/a Cellular One


By:      /s/ JAMIE L. PELWORTH
--------------------------------------
Date:  2/10/97